EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of the 11th day of April 2008, by and between Urstadt Biddle Properties Inc., a Maryland corporation with offices at 321 Railroad Avenue, Greenwich, CT 06830 (“Company”), and James R. Moore, an individual residing at 6 Wintergreen Drive West, Melville, NY 11747 (“Consultant”).  Company and Consultant hereinafter are sometimes collectively referred to as the “Parties”.

WITNESSETH

WHEREAS, Consultant previously was employed by the Company, most recently in the capacity of Executive Vice President, Chief Financial Officer and Treasurer (collectively, “Former Employment Roles”); and

WHEREAS, Company desires to benefit from Consultant’s expertise by retaining Consultant as a financial consultant and Consultant desires to furnish financial consulting services to Company.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

Article 1.  Services/Term

Section 1.01.  Consultant agrees to provide advice and consulting services to the Company regarding such matters as may be requested from time to time by the Company (each an “Assignment” and collectively, the “Assignments”).  The Assignments will require expertise consistent with that required in Consultant’s Former Employment Roles including, but not necessarily limited to, advice and assistance concerning public company accounting and reporting requirements, Securities and Exchange disclosure and reporting requirements and assistance in evaluating the effectiveness of the design and operation of the Company’s internal controls over financial reporting and related disclosure controls and procedures.

Section 1.02.  Consultant shall be engaged by the Company for the exchange of ideas only and shall not direct employees of the Company or the Company’s independent or internal auditors.

Section 1.03.  The Parties agree that on average Consultant will not be required to provide services in excess of forty (40) hours in any calendar month and Consultant agrees that he will not provide consulting services in excess of such amount without the prior written consent of Company.  If requested by the Company, Consultant shall provide a written report to Company of the Assignments addressed by Consultant and the number of hours provided by Consultant on each Assignment during the preceding month.

Section 1.04.  Term.  This Agreement shall commence on July 1, 2008 and, except as hereinafter provided, shall terminate on July 1, 2010.  Company shall have the right to terminate this Agreement in the event of Consultant’s dishonesty, conviction of a felony, gross negligence or breach of the covenants contained in Articles 3 or 4.  In the event of such termination, the Company shall pay the Consultant the pro-rata portion of any fees earned but not paid prior to the date of termination and shall have no other payment obligations to Consultant hereunder.  The Agreement shall terminate automatically upon Consultant’s death or permanent disability and, in either such event, Company shall pay to Consultant’s estate the pro-rata portion of fees earned to the date of Consultant’s death or permanent disability plus a sum equal to one-half of the amount of fees scheduled to be paid during any remaining term of the Agreement.

Article 2.  Compensation

Section 2.01.  Compensation.  Company shall pay Consultant a base annual fee of One Hundred Thirty-six Thousand and 00/100 Dollars ($136,000), payable in arrears, in quarterly installments commencing on October 1, 2008 and continuing on the first day of January, April, July and October in each succeeding year until the end of the term of the Agreement.

Section. 2.02.  Additional Services.   In the event that Company shall have authorized, and Consultant shall have provided, more than forty (40) hours of consulting services in any calendar month (“Monthly Threshold”), Company shall pay to Consultant an additional consulting fee at the rate of Sixty Dollars ($60.00) per hour plus reasonable out of pocket expenses for Consultant’s services in excess of the Monthly Threshold.  Such additional fee shall be paid within thirty (30) days following Consultant’s submission of an accounting of such services.

Section 2.03.  Taxes.  At all times during the term of the Agreement, the relationship of Consultant to the Company shall be that of an independent contractor.  Contractor shall not receive benefits from the Company and Contractor shall be solely responsible for paying state and federal income, disability and social security taxes, as applicable.  No provision contained herein shall create an employer/employee relationship between the Parties.

Article 3.  Proprietary Information

Section 3.01.  Records.  (a) All records of the accounts of Company of any nature, whether existing at the time of Consultant’s engagement, procured through the efforts of Consultant, or obtained by Consultant from any other source, and whether prepared by Consultant or otherwise (collectively, “Records”), shall be the exclusive property of Company regardless of who actually created or purchased such Records or the means by which such information was recorded.  (b) All Records shall be immediately returned to Company by Consultant on any termination of engagement, with or without cause, whether or not any dispute exists between Company and Consultant at or following the termination of this Agreement.

Section 3.02.  Confidentiality.  Consultant hereby acknowledges that it has received, or from time to time during the term of this Agreement may receive, information regarding the Company’s business, including but not limited to business strategies, stock offerings or stock transactions, property acquisitions and sales, earnings reports and projections, property expense records, environmental information, work papers and reports of auditors, insurance and vendor contracts, tenant lists and tenant sales reports, all of which information is confidential information (the “Confidential Information”).  Consultant recognizes and acknowledges that the Confidential Information is proprietary and integral to Company’s business and agrees to keep such Confidential Information confidential and, except with Company’s prior written consent, shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, corporation or other entity or utilize in any manner whatsoever any information (including but not limited to the Confidential Information) concerning any matters affecting or relating to Company’s business.  Consultant further agrees not to disclose Confidential Information to any third person, corporation and/or entity subsequent to the termination of this Agreement, whether such termination is with or without cause.

Consultant agrees and stipulates that all information characterized as Confidential Information is important, material and confidential and, if conveyed to any third party, could adversely impact the effective and successful conduct of Company’s business.  Consultant agrees that monetary damages may not be a sufficient remedy for any breach of this Agreement by Consultant.  In addition to all other remedies at law or in equity, Company shall be entitled to seek injunctive relief or other equitable remedies for any such breach without proving actual damages or posting a bond.

Company agrees that Confidential Information shall not include information that is: (i) available, or later becomes available, to the public through no breach of this Agreement by Consultant or the recipient; (ii) obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) already in the possession of the recipient on the date this Agreement becomes effective; or (iv) required to be disclosed by law, government regulation or court order.

Section 3.03  Material Non-public Information.  Consultant is aware of the requirements of the United States securities laws regarding the use of material non-public information and will handle any material non-public information in accordance with such securities laws and shall not trade securities of the Company in violation of such laws.

Section 3.04.  Work Product.  All ideas relating in any way to Company’s business, whether designed, improved, planned, proposed, altered, modified, refined or enhanced by Consultant shall be considered work for hire to the fullest extent permitted under applicable law and shall remain at all times the sole property of Company.  Consultant’s obligations hereunder shall survive the termination of Consultant’s engagement with respect to discoveries, enhancements and improvements conceived or made by Consultant during the term of Consultant’s engagement described in this Agreement.

Article 4.  Non Competition

Section 4.01  Non Competition.  During Consultant’s term of engagement set forth in this Agreement, and for a period of one (1) year thereafter, Consultant will not directly or indirectly be an owner, partner, director, manager, officer or Consultant or otherwise render services or be associated with any business that is engaged in the ownership and/or management or brokerage of shopping centers located within a seventy-five mile radius of Company’s offices in Greenwich, CT; provided, however, that such radius shall be deemed to exclude Suffolk County, New York.  The Parties agree that a breach of the covenants contained in this Article will cause damage to Company that may be difficult to measure.  In acknowledgement thereof, Consultant agrees that in the event it breaches such covenants, Company may terminate this Agreement and Consultant will pay to the Company, as liquidated damages, an amount equal to any fees theretofore paid by Company to Consultant.

Article 5.  General Provisions

Section 5.01.  Entire Agreement.  This Agreement contains the entire understanding between the Parties with respect to the engagement of Consultant by Company for the purposes set forth herein, and contains all of the covenants and agreements between the Parties with respect to such consulting work whatsoever.  The Parties agree that any promises or representations which are not embodied herein shall not be valid or binding and shall not have any force or effect.  Any modification of this Agreement will be effective only if it is writing signed by the party whose rights or obligations have been changed.

Section 5.02. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect.  The parties shall attempt to select a mutually agreeable arbitrator who shall promptly convene a hearing to resolve submitted disputes.  If the parties are unable to agree upon such an arbitrator within 20 days from initial contact, the American Arbitration Association shall be requested by either party to submit a list of at least seven arbitrators from which the parties shall attempt to select one by agreement.  In the event they do not so agree, they shall alternately strike names from this list beginning with the Consultant, until a single name remains.  The remaining person shall be appointed to hear and decide the parties' disputes, drawing his authority and the bases for decision from this Agreement.  The arbitrator will resolve all submitted matters in a written decision with expedition.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

Section 5.03.  Notices.  Any notices to be given by either party to the other shall be in writing and shall be deemed given three days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, facsimile or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:                 Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830
Attn: President

To the Consultant:               James R. Moore
6 Wintergreen Drive West
Melville, NY 11747

Section 5.04.  Severability.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law.

Section 5.05.  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and be enforceable by the Parties’ respective legal representatives or successors.  This Agreement shall not otherwise be assignable by the Consultant.

Section 5.06.  Amendment or Modification; Waiver.  This Agreement may not be amended unless agreed to in writing by the Consultant and the Company.  No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

Section 5.07. Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

COMPANY:                                                                                     CONSULTANT:

Urstadt Biddle Properties Inc.

By: /s/Charles J. Urstadt                                                                By:  /s/ James R. Moore
Charles J. Urstadt                                                                           James R. Moore
Chairman & Chief Executive Officer